                            ASSET PURCHASE AGREEMENT

                                     among

                       JOHNSON WORLDWIDE ASSOCIATES, INC.

                            a Wisconsin corporation

                                 ("PURCHASER"),

                                SONIFORM, INC.,

                            a California corporation

                                  ("SELLER"),

                                      and

                         MERIDIAN SPORTS INCORPORATED,

                             a Delaware corporation

                                   ("PARENT")

                             Date: October 8, 1997

                               TABLE OF CONTENTS

                                                                           Page

ARTICLE I

                                  DEFINITIONS
     1.1   Definitions.....................................................  1

ARTICLE II

                          SALE AND PURCHASE OF ASSETS

     2.1   Purchase of Assets.............................................. 10
     2.2   Excluded Assets................................................. 12
     2.3   Assumed Liabilities............................................. 13
     2.4   Closing/Closing Conditions...................................... 14
     2.5   Payment of Purchase Price....................................... 17
     2.6   Consistent Treatment............................................ 20
     2.7   Procedures for Purchased Assets Not
           Transferable.................................................... 20

ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
     3.1   Due Incorporation; Subsidiaries................................. 21
     3.2   Due Authorization............................................... 21
     3.3   Consents and Approvals.......................................... 21
     3.4   Financial Statements............................................ 22
     3.5   No Adverse Effects or Changes................................... 22
     3.6   Title to Properties............................................. 23
     3.7   ................................................................ 24
     3.8   Personal Property............................................... 25
     3.9   Inventories..................................................... 25
     3.10  No Third Party Options.......................................... 25
     3.11  Intellectual Property........................................... 25
     3.12  Contracts....................................................... 26
     3.13  Permits......................................................... 29
     3.14  Insurance....................................................... 29
     3.15  Employee Benefit Plans and Employment
           Agreements...................................................... 29
     3.16  Employees....................................................... 32
     3.17  Taxes .......................................................... 32
     3.18  No Defaults or Violations....................................... 33
     3.19  Environmental Matters........................................... 34
     3.20  Litigation; Product Liabilities................................. 35
     3.21  Intentionally omitted........................................... 36
     3.22  Related Parties................................................. 36
     3.23  Intercompany Services and Transactions.......................... 36
     3.24  Product Warranties.............................................. 36
     3.25  Brokers......................................................... 36

                                                                           Page
ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER
     4.1   Due Incorporation............................................... 37
     4.2   Due Authorization............................................... 37
     4.3   Consents and Approvals.......................................... 37

ARTICLE V

                                   COVENANTS
     5.1   Noncompetition; Confidentiality................................. 38
     5.2   Exclusivity..................................................... 39
     5.3   Use of Name..................................................... 39
     5.4   Product Liability............................................... 40
     5.5   Employees and Employee Benefits................................. 40
     5.6   Access ......................................................... 45
     5.7   Production of Witnesses and Individuals......................... 46
     5.8   Environmental Matters........................................... 46
     5.9   Accounts Receivable............................................. 46
     6.1   Survival........................................................ 47
     6.2   Indemnification by Parent and Seller............................ 48
     6.3   Indemnification by Purchaser.................................... 49
     6.4   Claims ......................................................... 49
     6.5   Third Party Claims; Assumption of Defense....................... 50
     6.6   Payment......................................................... 51
     6.7   Effect of Investigation......................................... 52
     6.8   Indemnification for Environmental Matters....................... 52
     7.2   Amendment....................................................... 52
     7.3   Notices......................................................... 52
     7.4   Waivers......................................................... 53
     7.5   Counterparts.................................................... 54
     7.6   Interpretation.................................................. 54
     7.7   Applicable Law.................................................. 54
     7.8   Binding Agreement............................................... 54
     7.9   No Third Party Beneficiaries.................................... 55
     7.10  Publicity....................................................... 55
     7.11  Further Assurances.............................................. 55
     7.12  Severability.................................................... 55
     7.13  Remedies Cumulative............................................. 55
     7.14  Liability of Parent and Seller.................................. 55
     7.15  Allocation of Taxes............................................. 56
     7.16  Assignment...................................................... 56
     7.17  Entire Understanding............................................ 56

EXHIBITS
A   -   Intentionally omitted
B   -   Intentionally omitted
C   -   Form of Lease

SCHEDULES

1.1(e)  -  Permitted Exceptions
2.2(a)  -  Excluded Assets -- Contracts and
              Agreements
2.6     -  Purchase Price Allocation
3.1     -  Jurisdictions
3.3     -  Consents and Approvals
3.4     -  Financial Statements
3.5     -  Adverse Effects or Changes
3.6     -  Title to Properties -- Personal and Real
            Property Leases
3.7(a)  -  Real Property Leases
3.7(b)  -  Maintenance of Leased Premises and Mexican
           Premises
3.8(a)  -  Personal Property -- Equipment and
            Vehicles
3.8(b)  -  Personal Property -- Tooling
3.9     -  Inventory Exceptions
3.11    -  Intellectual Property
3.11(a) -  Intellectual Property - Licenses
3.11(b) -  Intellectual Property - Patent and Trade-
            mark Disputes
3.12    -  Contracts
3.12(b) -  Contracts -- Not in the Ordinary Course of
           the Business
3.13    -  Permits
3.14    -  Insurance
3.15(a) -  Employee Benefit Plans and Employment
            Agreements
3.15(b) -  Employee Benefit Plans and Employment
            Agreements -- Exception to "Employee
            Pension Benefit Plan" Qualifications
3.16    -  Employees
3.17(b) -  Tax Audits
3.17(c) -  Tax Elections
3.18    -  No Defaults of Violations
3.19    -  Environmental Matters
3.20(a) -  Litigation and Product Matters
3.22    -  Related Parties
3.23    -  Intercompany Services and Transactions
3.24    -  Product Warranties
5.5(a)  -  Employees not Offered Employment
5.5(f)  -  Employees who are not Transferred Employees

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 8th day of October, 1997, by and among Johnson Worldwide Associates, Inc., a Wisconsin corporation
("PURCHASER"), Soniform, Inc., a California corporation ("SELLER"), and Meridian Sports Incorporated, a Delaware corporation ("PARENT"). Certain capitalized terms used herein are defined in Article I below.

                              W I T N E S S E T H:

         WHEREAS, Purchaser wishes to purchase from Seller, and Seller desires to sell to Purchaser, and Parent desires to cause Seller to sell to Purchaser all of the Purchased Assets (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "ACTIVE EMPLOYEE" shall have the meaning set forth in Section 5.5 hereof.

         "AFFILIATE" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(b) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of fifty (50) percent or more of any class or series of equity securities of the specified Person or a Person described in clause (a) of this paragraph, or (c) any other Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of fifty (50) percent or more of any class or series of equity securities.

         "AGREEMENT" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended in writing and signed by the parties hereto from time to time.

         "AMENDED ARTICLES OF INCORPORATION" shall mean the Articles of Incorporation, as amended, of Seller, as in effect on the date hereof.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means that certain assignment and assumption agreement and bill of sale, to be dated the Closing Date.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3 hereof.

         "BENEFIT ARRANGEMENT" shall have the meaning set forth in Section 3.15 hereof.

         "BUSINESS" shall mean the business conducted by Seller as of the date of this Agreement and during the one (1) year period prior to the date hereof, including, without limitation, the manufacture and marketing of buoyancy compensators and related scuba diving products and accessories.

         "BUSINESS DAY" shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York City generally are closed for business.

         "BY-LAWS" shall mean the By-laws of the Seller, as in effect on the date hereof.

         "CLOSING" shall mean the consummation of the transactions contemplated herein.

         "CLOSING DATE" shall mean the date on which the Closing occurs or is to occur.

         "CLOSING NET TANGIBLE EQUITY" shall have the meaning set forth in
Section 2.5 hereof.

         "CLOSING SCHEDULE" shall have the meaning set forth in Section 2.5 hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "CONTRACT" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

         "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning set forth in
Section 3.15 hereof.

         "EMPLOYEE PLAN" shall have the meaning set forth in Section 3.15 hereof.

         "ENVIRONMENTAL LAW" shall mean any applicable Laws pertaining to (a) the protection of human health, the environment (including air, surface water, ground water, land surface or subsurface strata), or the protection of natural resources; (b) the treatment, storage, disposal, generation, transportation or Release of Hazardous Substances; (c) the protection of wetlands; (d) underground or other storage tanks or vessels, abandoned or discarded barrels, containers and other closed receptacles; and including without limitation (e) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. ss. 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the regulations promulgated pursuant to any of the foregoing, and any such applicable foreign, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

         "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

         "EQUIPMENT" shall have the meaning set forth in Section 2.1 hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning set forth in Section 3.15 hereof.

         "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2 hereof.

         "FINANCIAL STATEMENTS" shall mean, collectively, Seller's unaudited statement of net assets at December 31, 1996, unaudited statement of operations, unaudit-ed statement of changes in net investment, and unaudited statement of cash flows, for the twelve (12) month period ended December 31, 1996, the respective notes thereto, and the Interim Financial Statements.

         "GAAP" shall mean U.S. generally accepted accounting principles in effect on the date hereof.

         "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

         "HAZARDOUS SUBSTANCE" shall mean any substance, material or waste which is regulated or identified as hazardous or toxic under any provision of any Environmental Law.

         "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
2.1 hereof.

         "INTELLECTUAL PROPERTY ASSIGNMENT" shall mean the assignment of the Intellectual Property, to be dated the Closing Date.

         "INTERIM FINANCIAL STATEMENTS" shall mean, collectively, Seller's unaudited statement of operations and unaudited statement of cash flows, each for the eight (8) month period ended August 31, 1997, the unaudited statement of net assets at August 31, 1997 (the "INTERIM BALANCE SHEET"), and the respective notes thereto.

         "INVENTORIES" shall have the meaning set forth in Section 2.1 hereof.

         "IRS" shall have the meaning set forth in Section 5.5 hereof.

         "LAW" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated or entered into, agreed to or imposed by any Governmental Authority.

         "LEASED PREMISES" shall mean the property subject to the Leases.

         "LEASES" shall mean the leases described on Schedule 3.7(a) hereto.

         "LIEN" shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, claim, easement, encroachment or encumbrance.

         "LOSS" or "LOSSES" shall mean all liabilities, losses (excluding consequential damages), costs, claims, damages, penalties and expenses (including reasonable attorneys' fees and expenses and reasonable investigation and litigation costs incurred in relation to the indemnified matter or in enforcing such indemnity).

         "MATERIAL ADVERSE CHANGE" shall mean a change in the business, operations, assets, liabilities, results of operations, cash flows or financial condition of Seller or the Business, which could reasonably be expected to be materially adverse, other than the adverse reaction of any customer or supplier of Seller to the fact that Purchaser is acquiring the Purchased Assets.

         "MATERIAL CONTRACTS" shall mean all of the Contracts to which Seller is a party or to which its assets are subject which are listed, described or required to be listed or described in Section 3.12 (a) of this Agreement or any schedule thereto except Contracts calling for aggregate payments of less than $25,000.

         "MEXICAN AGREEMENT" shall mean collectively the Subcontracting Services Agreement effective January 2, 1996 by and between North American Product Sharing, Inc. ("NAPS") and Seller, the letter dated April 7, 1994 from NAPS to Seller, the letter dated April 17, 1996 from North American Product Sharing de Mexico, S.A. de C.V. ("NAPS DE MEXICO"), and the Comadatum Agreement dated as of November 5, 1993 between Seller and NAPS de Mexico.

         "MEXICAN PREMISES" shall mean the facility located at Calle E No. 4 Fracc. Rubio, Edificio E-1, Desarollo Industrial de Tijuana La Mesa, Tijuana, Baja California, Mexico, where the Seller conducts manufacturing operations.

         "MOST RECENT NET TANGIBLE EQUITY" shall have the meaning set forth in
Section 2.5 hereof.

         "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3.15 hereof.

         "NET TANGIBLE EQUITY" shall mean the tangible assets included in the Purchased Assets reduced by the amount of the Assumed Liabilities, as at the date of determination, determined in accordance with Section 2.5 hereof.

         "OTHER TRANSACTION DOCUMENTS" shall mean the lease attached as Exhibit C hereto in the form executed by the parties.

         "PARENT SAVINGS PLAN" shall have the meaning set forth in Section 3.15 hereof.

         "PERMITS" shall have the meaning set forth in Section 2.1 hereof.

         "PERMITTED EXCEPTIONS" shall mean (a) taxes and general and special assessments not yet due and payable and not in default on the date of determination and payable without penalty and interest and (b) Liens set forth on Schedule 1.1(e), hereto, if any, provided that such Liens shall be released on or prior to the Closing Date and shall not constitute Permitted Exceptions following the Closing Date.

         "PERSON" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

         "PRIME RATE" shall have the meaning set forth in Section 2.5 hereof.

         "PRODUCT" shall have the meaning set forth in Section 3.20(b) hereof.

         "PURCHASE PRICE" shall mean the Net Tangible Equity minus $500,000, as subject to adjustment in accordance with Section 2.5 hereof.

         "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1 hereof.

         "PURCHASER SAVINGS PLAN" shall have the meaning set forth in Section
5.5 hereof.

         "PURCHASER'S AUDITORS" shall have the meaning set forth in Section 2.5 hereof.

         "PURCHASER'S ENVIRONMENTAL OBLIGATIONS" shall mean any liability under any Environmental Law to the extent resulting from Purchaser's operations on the Leased Premises after the Closing Date.

         "PURCHASER'S PLANS" shall have the meaning set forth in Section 5.5 hereof.

         "RECEIVABLES" shall have the meaning set forth in Section 2.2 hereof.

         "REFEREE" shall have the meaning set forth in Section 2.5 hereof.

         "RELEASE" shall mean any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or movement through or in the air, soil, surface water or ground water or other property.

         "REMEDIAL ACTION" shall mean all actions, including any studies, investigations, capital expenditures and/or operational expenditures, required by a Governmental Authority or required under any Environmental Law, to (a) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances or other substance in the environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger the public health or environment; or (c) bring a Person into compliance with any Environmental Law.

         "SAVINGS TRANSFER DATE" shall have the meaning set forth in Section
5.5 hereof.

         "SEC" shall have the meaning set forth in Section 3.3 hereof.

         "SELLER ASSIGNED CONTRACTS" shall have the meaning set forth in
Section 2.1 hereof.

         "SELLER'S AUDITORS" shall have the meaning set forth in Section 2.5 hereof.

         "SELLER'S ENVIRONMENTAL OBLIGATIONS" shall mean any liability under any Environmental Law other than a Purchaser's Environmental Obligation which relates in any way to the operation of the business prior to the Closing

Date or ownership of any real property on or prior to the Closing Date.

         "SELLER'S LIABILITIES" shall mean all debts, claims, obligations or other liabilities of Seller or any of its Affiliates, absolute or contingent, known or unknown, including, without limitation:

                  (a) all liabilities with respect to any Taxes, including state, local or federal Taxes (including interest, penalties and additions to such Taxes) for, or properly attributable to, any periods ending on or prior to the Closing Date (including, with respect to any taxable period that includes but does not end on the Closing Date, Taxes with respect to the portion of such period that includes and ends on the Closing Date calculated as if such taxable period ended at the consummation of the Closing on the Closing Date), including any Taxes payable by Seller as a result of the consummation of the transactions contemplated by this Agreement (except to the extent that Purchaser expressly assumes responsibility for taxes pursuant to
         Section 7.1 hereof);

                  (b) subject to the provisions of Section 5.8 hereof, all liabilities arising from Seller's Environmental Obligations;

                  (c) all accounts payable not constituting Assumed Liabilities and all liabilities for borrowed funds;

                  (d) all liabilities (i) not specifically assumed by Purchaser pursuant to this Agreement or (ii) related to any Excluded Asset;

                  (e) all liabilities and obligations for product liability matters to the extent that Seller retains such liabilities and obligations pursuant to Section 5.4(a) hereof;

                  (f) all liabilities relating to any litigation arising out of or in any way relating to or resulting from the Seller's conduct of the Business on or prior to the Closing Date including, without limitation, the matters set forth on Schedule 3.20(a) hereto, except for litigation (i) to the extent arising out of warranty claims and
         (ii) as otherwise provided for in this Agreement;

                  (g) all liabilities to a third party for infringement by a product manufactured or sold prior to the Closing Date of such party's Intellectual Property rights;

                  (h) all liabilities of Seller arising from or relating to this Agreement;

                  (i) all liabilities of Seller for any violation of or failure to comply prior to the Closing Date with any law, order, writ, injunction of any Governmental Authority;

                  (j) all royalty liability, if any, with respect to any alleged infringement, during the period commencing with the Closing Date and ending two months after the Closing Date, of U.S. Patent No. 5,641,247 by reason of sales by Purchaser of allegedly infringing product designed and/or manufactured by Seller.

         "TAX RETURN" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

         "TAXES" shall mean all taxes, charges, fees, duties (including customs duties), levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

         "THRESHOLD" shall have the meaning set forth in Section 6.2(a) hereof.

         "TOOLING" shall have the meaning set forth in Section 2.1 hereof.

         "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section
5.5 hereof.

         "VEHICLES" shall have the meaning set forth in Section 2.1 hereto.

                                   ARTICLE II
                          SALE AND PURCHASE OF ASSETS

         2.1 Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, the Purchased Assets. The "PURCHASED ASSETS" shall mean all assets of Seller at the Closing Date other than the Excluded Assets, wherever located and in whatever form, real, personal, tangible or intangible, including, without limitation, all of Seller's right, title and interest in and to the following:

                  (a) Equipment. All machinery, equipment, furniture, telephones, spare and replacement parts, supplies, maintenance equipment, computer equipment, materials and other personal property located or usually located at the Leased Premises or the Mexican Premises or otherwise used in connection with or necessary to the Business (collectively, the "EQUIPMENT"), including the Equipment described on Schedule 3.8(a) hereto;

                  (b) Vehicles. All trucks, trailers, automobiles and other vehicles of Seller used in connection with the Business (collectively, the "VEHICLES"), including the Vehicles described on Schedule 3.8(a) hereto;

                  (c) Inventories. All inventories, wherever located, including all raw materials, work in process, finished goods and supplies inventories (the "INVENTORIES");

                  (d) Information and Records. All records, files, notebooks, confidential and nonconfidential information (including electronic information), price lists, marketing information, sales records, customer lists and files (including customer credit and collection information), legal and accounting records, personnel and labor relations records, employee benefits and compensation plans and records, environmental control, monitoring and test records, equipment, tax records, historical and financial records and files, and all other proprietary information related to, or used in connection with, the Business;

                  (e) Intellectual Property. All trade names, trade dress, corporate names and logos, trademarks, service marks, patents, copyrights (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), trade secrets, mask works, technology, inventions, processes, designs, know-how, computer software and data, formulas, prototypes, enhancements, improvements, or other tangible work product or technology or process developed, created or otherwise acquired in connection with the design, research and development, market research or marketing of products of the Business, goodwill, any licenses related to any of the foregoing, to the extent assignable, and all other intangible intellectual property assets related to the Business, including (without limitation) those items described on Schedule 3.11 hereto, including such rights to sue and recover for past infringement or misappropriation thereof, whether presently pending or not, and to receive all income, royalties, damages and payments for past and future infringements thereof (collectively, the "INTELLECTUAL PROPERTY");

                  (f) Permits. To the extent assignable, all licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any Law applicable to the Business or otherwise required in connection with the Business or the ownership or operation of the Purchased Assets, including those listed on Schedule 3.13 hereto (the "PERMITS");

                  (g) Contracts. All contracts of the Seller related to the Business ("SELLER ASSIGNED CONTRACTS"), (i) set forth on Schedule 3.12 hereto other than items 5, 6 and 7 of Schedule 3.12 which are Excluded Assets, (ii) the leases set forth on Schedule 3.7(a) hereto, (iii) the Mexican Agreement, (iv) the leases set forth on Schedule 3.6 hereto and (v) all marketing or promotional contracts, all contracts for the purchase of goods, services and materials entered into in the ordinary course of the Business, contracts for the sale of goods or services entered into in the ordinary course of the Business and all customer deposits relating thereto, so long as any contract under this Section 2.1(g)(v) does not individually involve consideration or other expenditure by Seller payable on or after the Closing Date in excess of $75,000 or performance by Seller over a period of more than one year after the Closing Date;

                  (h) Intentionally omitted.

                  (i) Tooling. All tools, dies, molds, plugs and castings (collectively, the "TOOLING") used in connection with the Business, including, without limitation, the Tooling described on Schedule 3.8(b) hereto;

                  (j) Phone Numbers. All phone numbers and facsimile numbers used in the Business;

                  (k) Other Assets. To the extent not included in the foregoing, any assets which were included in the Interim Balance Sheet.

         2.2 Excluded Assets. Notwithstanding the foregoing Section 2.1, Seller shall not assign and transfer, and Purchaser shall not take assignment of (a) any Contract or agreement listed on Schedule 2.2(a) hereto, (b) all books and records of Seller to the extent related to the other Excluded Assets or the Seller's Liabilities and not to the Purchased Assets or Assumed Liabilities,
(c) all claims of Seller for refunds, credits, carrybacks or carryforwards in connection with any Taxes for tax periods ending on or prior to the Closing Date and the proceeds thereof, (d) all insurance policies, binders and related prepaid expenses and any amounts receivable in respect of such insurance policies other than insurance policies providing benefits to employees of the Business to the extent such policies are assigned, (e) all rights, claims, demands and causes of action which Seller or any of its Affiliates may have against any Person to the extent related to any of the Seller's Liabilities or any Excluded Assets, including all proceeds remitted to Seller or any of its Affiliates from claims, rights, demands and causes of action with respect thereto, or to any Assumed Liability to the extent Purchaser has been fully indemnified by Seller with respect to such Assumed Liability, (f) all of Seller's cash and cash equivalents on hand and all petty cash located at operating facilities of the Business (g) any and all claims, rights, demands and causes of action in respect of the account receivable of the Business due from Diverite, (h) the

Lease between Soniform and San Diego County dated October 17, 1978, as amended on January 3, 1984 and April 6, 1994 and any leasehold improvements to the property which is subject of such lease and (i) all accounts receivables, notes receivables and other receivables as of the Closing Date (the "RECEIVABLES") arising from the operation of the Business (collectively, the "EXCLUDED ASSETS"). The Excluded Assets shall be retained by Seller and are not being sold or assigned to Purchaser hereunder.

         2.3 Assumed Liabilities. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of
Seller:

                  (a) all liabilities and obligations of Seller under the Seller Assigned Contracts and Permits (other than to the extent such obligations would be a violation of Law);

                  (b) all liabilities and obligations of Seller for warranty claims for goods sourced, manufactured or sold by Seller on or before the Closing Date;

                  (c) all employment-related liabilities and obligations of a nature disclosed on the Closing Date Balance Sheet other than any FAS 106 liabilities as of the Closing Date for post-retirement welfare benefits with respect to current or former employees of Seller and those assumed pursuant to Section 5.5 hereof;

                  (d) (i) all accounts payable and liabilities of Seller that are reflected on the Interim Balance Sheet unless such liabilities and obligations have been paid or discharged prior to the Closing Date but only to the extent reflected or reserved against on the Closing Date Balance Sheet, and (ii) such categories of liabilities and obligations incurred in the ordinary course of the Business consistent with past practice since the date of the Interim Balance Sheet, including, without limitation, all accounts payable, accrued expenses and trade obligations;

                  (e) any liabilities arising from any Purchaser's Environmental Obligations at the Leased Premises;

                  (f) liabilities and obligations for product liability matters to the extent that Purchaser assumes such liabilities and obligations pursuant to Section 5.4(b) hereof.

The obligations of Purchaser under this Section 2.3 shall be referred to collectively as the "ASSUMED LIABILITIES" and shall not include the Seller's Liabilities which are being retained by Seller. Except as specifically set forth above, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of any debt, claim, obligation or other liability of Seller or any of its Affiliates whatsoever, including any payable, debt, tort, violation of Law or breach of any Contract.

         2.4 Closing/Closing Conditions.

                  (a) The Closing shall take place at the offices of Foley & Lardner, San Diego, California at 10:00 a.m., local time, on October 8, 1997 or at such other time and place as shall be agreed upon in writing by the parties hereto. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

                  (b) The obligations of Purchaser under this Article II are subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date:

                           (i) Representations and Warranties True on the
                  Closing Date. Each of the representations and warranties made by Seller and Parent in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Purchaser. For purposes of determining whether the condition set forth in this paragraph has been complied with, the Disclosure Schedule attached to this Agreement as executed by the parties shall be true and correct in all mate-rial respects at and as of the Closing Date. To the extent that the Disclosure Schedule is amended or supplemented after execution of this Agreement and prior to the Closing, such amended and supplemented Disclosure Schedule shall govern whether there has been a breach of any representation or warranty by Parent or Seller.

                           (ii) Compliance with Agreement. Seller and Parent
                  shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of a lease for the Leased Premises in the form of Exhibit C hereto.

                           (iii) Absence of Litigation. No litigation shall
                  have been commenced, and no investigation by any Government Entity shall have been commenced, against Purchaser, Seller or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

                           (iv) Consents and Approvals. All material approvals,
                  consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Purchaser not less than one business day prior to the Closing.

                           (v) Environmental Audit. The results of the
                  environmental audit conducted by Purchaser shall not have disclosed any past or present condition, process or practice with respect to Seller or any property owned, occupied or operated by Seller which is not in material compliance with all applicable Environmental Laws or which otherwise requires remediation under any Environmental Law, if a reasonable estimate by Purchaser of the cost of remediation, or the potential liability to third persons (including statutory liability) arising from such condition, process or practice, or the cost of bringing Seller or such property into full compliance with all applicable Environmental Laws, would exceed $500,000 in the aggregate with respect to all matters described in this paragraph.

                           (vi) No Material Adverse Change. No Material Adverse
                  Change shall have occurred since the date of this Agreement.

                  (c) The obligations of Seller and Parent under this Article II are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

                           (i) Representations and Warranties True on the
                  Closing Date. Each of the representations and warranties made by Purchaser in this Agreement, and the statements contained in any instrument, list, certificate or writing delivered by Purchaser pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Seller.

                           (ii) Compliance with Agreement. Purchaser shall have
                  in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

                           (iii) Absence of Litigation. No litigation shall
                  have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Seller, Purchaser or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

                           (iv) Consents and Approvals. All approvals, consents
                  and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Seller not less than two business days prior to the Closing.

         2.5 Payment of Purchase Price.

                  (a) In consideration for the transfer of the Purchased Assets to Purchaser, Purchaser shall pay Seller, by electronic bank transfer directly to Parent an amount equal to 90% the Purchase Price calculated as of the end of the calendar month most recently closed preceding the month in which the Closing Date occurs, and prepared on a basis consistent with the Interim Balance Sheet (the "MOST RECENT NET TANGIBLE EQUITY").

                  (b) As soon as practicable and in no event later than forty-five (45) days after the Closing Date, Seller shall deliver to Purchaser a balance sheet of the Company as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET DATE"), prepared in accordance with GAAP consistently applied and a schedule setting forth the Net Tangible Equity, determined in accordance with GAAP as of such date, provided that, in determining the Net Tangible Equity (i) Inventories will be stated on a first-in, first-out basis based upon the physical inventory count of August 29, 1997 rolled forward to the Closing Balance Sheet Date in accordance with past practice and (ii) all reserves and accruals relating to the Assumed Liabilities as stated on Seller's balance sheet as of the Closing Balance Sheet Date shall be in accordance with GAAP consistently applied. Notwithstanding anything herein to the contrary, the parties agree that the inventory reserve on the Closing Schedule shall be $100,000. In addition, in the event that any cash is included in the Purchased Assets, Purchaser shall remit such cash to Seller as promptly as possible. In the event such cash is not remitted to Seller, the parties agree that such cash shall be included as a Purchased Asset for purposes of the calculation of Net Tangible Equity on the Closing Schedule. Purchaser and Seller and their respective representatives have jointly observed and participated in, all physical inventories taken in connection with preparation of such schedule. The schedule delivered pursuant to this section shall be audited and accompanied by a report of Ernst & Young LLP, Seller's independent accountants ("SELLER'S AUDITORS"), to the effect that such schedule and any related notes thereto were prepared in accordance with GAAP consistently applied and this Agreement. In rendering the foregoing audit and report, Seller's Auditors shall permit KPMG Peat Marwick, LLP, Purchaser's independent accountants ("PURCHASER'S AUDITORS"), to review, at their request, following receipt of the report of Seller's Auditors, all work papers, schedules and calculations of Seller's Auditors related thereto.

                  (c) If Purchaser does not dispute such audited schedule and report, such audited schedule shall be the "CLOSING SCHEDULE." If Purchaser disputes such audited schedule or report or any item included therein, such dispute shall be resolved in the following manner:

                           (i) Purchaser shall notify Seller in writing within
                  twenty-one (21) days after Purchaser's receipt of the audited schedule, which notice shall specify in reasonable detail the nature of the dispute;

                           (ii) during the thirty (30) day period following
                  Seller's receipt of such notice, Seller and Purchaser shall attempt to resolve such dispute; and

                           (iii) if at the end of such thirty (30) day period
                  Seller and Purchaser shall have failed to resolve such dispute in writing, the matter shall be referred to the offices of Arthur Andersen & Co. (the "REFEREE"). The Referee shall act as an arbitrator and shall issue its report resolving all disputes as to the audited schedule within thirty (30) days after such dispute is referred to it. The audited schedule, as modified by any adjustments determined to be appropriate by the Referee, shall then be the Closing Schedule. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Referee hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties. The decision of the Referee in accordance with the provisions hereof shall be final and binding (absent manifest error) and there shall be no right of appeal therefrom.

                  (d) From the Closing Date until the final determination of the Closing Schedule, each party hereto will grant to the other and its respective representatives reasonable access during usual business hours to the agents and employees of such party and to the books, records and files of the business in its possession to enable such party to review and otherwise satisfy itself as to the accuracy of the Closing Schedule and the preparation thereof.

                  (e) In the event that the Net Tangible Equity as reflected on the Closing Schedule (the "CLOSING NET TANGIBLE EQUITY") is less than the Most Recent Net Tangible Equity used for purposes of calculating the Purchase Price pursuant to Section 2.5(a) hereof, then the amount of the Purchase Price, as previously calculated pursuant to Section 2.5(a) hereof, shall be decreased by the amount by which the Closing Net Tangible Equity is less than the Most Recent Net Tangible Equity. In the event that the Closing Net Tangible Equity is more than the Most Recent Net Tangible Equity used for purposes of calculating the Purchase Price pursuant to Section 2.5(a) hereof, then the amount of the Purchase Price, as previously calculated pursuant to Section 2.5(a) hereof, shall be increased by the amount by which the Closing Net Tangible Equity is more than the Most Recent Net Tangible Equity. No later than five (5) days after the date of the final determination of the Closing Schedule, Seller shall pay Purchaser or Purchaser shall pay Seller, as appropriate, by wire transfer of immediately available funds, the amount of such deficiency or excess, as the case may be, with interest thereon at a per annum rate equal to the Prime Rate, accrued from the Closing Date to the date of payment. The amount so paid shall take into account the 10% of the Purchase Price not paid by the Purchaser on the Closing Date, which amount also shall be paid and bear interest at the Prime Rate from the Closing Date to the date paid. The "PRIME RATE" shall mean the rate announced by The Chase Manhattan Bank, N.A., as its corporate base interest rate at New York, New York on the Closing Date.

                  (f) If upon final determination of the Closing Schedule in accordance with Section 2.5, Purchaser has submitted a claim for indemnification under Section 6.4 which remains unresolved, Purchaser shall have the right in lieu of paying such amount as required under Section 2.5(e) to pay a portion of the amount payable pursuant to Section 2.5(e) to an escrow agent to be mutually agreed upon. The amount payable to the escrow agent shall be the amount of the claim but not to exceed 10% of the Purchase Price. In the event that an amount is paid to an escrow agent pursuant to this paragraph, such funds shall be held in escrow pursuant to an escrow agreement which shall provide terms and conditions typical for a transaction of this type, shall provide that interest on the funds held in escrow shall follow principal when ulti-mately released from the escrow and contain such other terms and conditions as may be agreed upon by the parties. The parties each shall pay one-half of any expenses associated with the escrow provided for herein.

         2.6 Consistent Treatment. The parties hereto shall allocate the Purchase Price among the Purchased Assets and the covenant not to compete set forth in Section 5.1 hereof in accordance with Schedule 2.6 hereto, and shall treat and report the transactions contemplated by this Agreement in all respects consistently with such allocation upon all Tax Returns and for purposes of any Taxes and not take any action inconsistent with such obligation.

         2.7 Procedures for Purchased Assets Not Transferable. If, either by virtue of the provisions thereof or under applicable Law, any of the Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable without the consent of some other Person, Seller shall diligently use all commercially reasonable efforts to obtain such consent prior to the Closing Date and Purchaser shall use all commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing Date and the Closing occurs, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but Seller shall diligently use all commercially reasonable efforts for a period of nine (9) months following the Closing Date to obtain such consent as soon as possible after the Closing Date or otherwise obtain for Purchaser the practical benefit of such property or rights and Purchaser shall use all commercially reasonable efforts to assist in that endeavor. With respect to each Contract for which a necessary consent has not been obtained prior to the Closing, Seller shall obtain for Purchaser, at no additional cost to Purchaser, the benefits of such Contract (including all payments due to Seller thereunder) until such consent is obtained. With respect to any right under such Contract (including any right to payment), at Purchaser's request, Seller shall institute legal proceedings to enforce such rights; provided that such litigation shall be at the sole cost of Purchaser and Purchaser shall control the conduct of such litigation. Except as so requested, Seller shall have no obligation to take such action. Furthermore, until such consent is obtained, Purchaser shall not assume Seller's obligations with respect to such Contract but shall, as Seller's agent and on behalf of Seller, pay, perform and discharge fully Seller's obligations thereunder to the extent that such obligations would have otherwise constituted Assumed Liabilities. Without Purchaser's prior written consent, Seller shall take no action to terminate or modify any such Contract.

                                  ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

         Parent and Seller jointly and severally represent and warrant to Purchaser, as of the date of this Agreement, as follows:

         3.1 Due Incorporation; Subsidiaries. Parent and Seller are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and possess all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. Seller has no subsidiaries and is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction set forth on Schedule 3.1 hereto, which are the only jurisdictions where the nature of the properties owned, leased or operated by it or the Business requires such licensing or qualification.

         3.2 Due Authorization. Parent and Seller have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Seller of this Agreement have been duly and validly approved by all necessary corporate action and by any necessary action of its stockholders. Parent and Seller have duly and validly executed and delivered this Agreement. This Agreement constitutes and the Other Transaction Documents when executed and delivered by Seller and Parent as contemplated hereby will constitute the legal, valid and binding obligation of Parent and Seller, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or (b) equitable limitations on the availability of specific remedies.

         3.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution and delivery of this Agreement and the Other Transaction Documents and the consummation by Parent and Seller of the transactions contemplated hereby, other than (a) the consents set forth on Schedule 3.3 hereto, (b) as required by applicable requirements of the Securities and Exchange Commission (the "SEC") or the National Association of Securities Dealers, and (c) filings and consents that may be required under any Environmental Law necessitated by the transactions contemplated herein. Except for matters set forth on Schedule 3.3 hereto, the execution, delivery and performance by Seller and Parent of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under or permit cancellation of any Seller Assigned Contract, (ii) result in the creation of any Lien upon any of the Purchased Assets or (iii) violate or conflict with any provision of the Amended Articles of Incorporation or Bylaws of Seller.

         3.4 Financial Statements. Except as set forth on Schedule 3.4 hereto and except as otherwise provided in this Agreement, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets and liabilities of Seller as of the dates thereof and the revenues, expenses, results of operations and cash flows of Seller, for the periods covered thereby. The Financial Statements are in accordance with the books and records of Seller and do not reflect any transactions which are not bona fide transactions. Except as set forth on
Schedule 3.4 hereto or in the respective Financial Statements, Seller does not have any liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables to third parties and accrued expenses incurred in the ordinary course of business since the date of the Interim Balance Sheet. Schedule 3.4 hereto sets forth true and correct copies of the Financial Statements. Except as set forth on Schedule 3.4, since the date of the Interim Balance Sheet, no liabilities relating to the Business (absolute, accrued, contingent or otherwise) have been incurred, except liabilities relating to the Business incurred in the ordinary course of business consistent with past practice.

         3.5 No Adverse Effects or Changes. Except as listed on Schedule 3.5 hereto, since the date of the Interim Balance Sheet, Seller has not (a) suffered any damage or destruction to, or loss of, any of its assets or properties (whether or not covered by insurance) in excess of $50,000; (b) permitted the imposition of a Lien (other than Permitted Exceptions) on, or disposed of, any of its material assets (other than sales of Inventories in the ordinary course of the Business, consistent with past practice); (c) terminated or entered into any Material Contract; (d) cancelled, waived, released or otherwise compromised any trade debt, receivable or claim exceeding $50,000 individually or $100,000 in the aggregate; (e) made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 in the aggregate, whether individually or as a part of related transactions; (f) entered into, adopted, amended (except as may be required by Law and except for immaterial amendments) or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement (except for normal salary increases consistent with past practice) or entered into any contract, agreement, commitment or arrangement to do any of the foregoing; (g) disposed of or permitted the lapse in registration of any Intellectual Property; (h) experienced any Material Adverse Change in the accounts receivable or accounts payable; (i) changed its accounting methods, systems, policies, principles or practices; (j) incurred indebtedness (other than trade payables in the ordinary course of the Business); or (k) otherwise experienced a Material Adverse Change.

         3.6 Title to Properties. Except as disclosed on Schedule 3.6 hereto and except for Permitted Exceptions, Seller has good and marketable title to, and is the lawful owner of, the Purchased Assets, free and clear of any Lien. Except as set forth on Schedule 3.6 or 3.12 hereto, no other Person (including Parent or any of its Affiliates) owns any assets, properties or rights relating to or used in the Business, performs or furnishes services for the benefit of the Business, or is a party to or otherwise enjoys rights under any Contracts or arrangements pertaining to the operation of Seller or the Business. Subject to the provisions of Section 2.7 hereof, the Assignment and Assumption Agreement, endorse-ments and other instruments of transfer delivered at the Closing by Seller to Purchaser will be sufficient to transfer to Purchaser the entire right, title and interest, legal and beneficial, in the Purchased Assets, free and clear of any Lien (except as set forth on Schedule 3.6 hereto and except for Permitted Exceptions). Except as set forth on Schedule 3.6 hereto, all tangible personal property of Seller (including all tooling, molds and dies) is located at the Leased Premises or the Mexican Premises. The Purchased Assets and the Excluded Assets constitute all of the assets used or held for use in connection with the Business and material to the production by Seller of the income shown on the statement of operations of Seller for the eight months ended August 31, 1997 (but the foregoing shall not constitute a representation of the prospective income production of Purchaser using the Purchased Assets). Seller enjoys peaceful and undisturbed possession under all leases set forth on Schedules 3.6 and 3.7(a) hereto, subject to the terms thereof.

         3.7 Leased Premises and Mexican Premises.

                  (a) Seller operates the Business at the Leased Premises and the Mexican Premises. Except as set forth on Schedule 3.7(b) hereto, no written notice has been received by Seller or Parent from any Governmental Authority requiring any alteration of the Leased Premises or the Mexican Premises that has not been fully complied with. Other than the Leases set forth on Schedule 3.7(a), Seller has no interest in any real property. The Leases and the Mexican Premises cover all of the real estate leased, used or occupied by Seller in connection with the Business. Each of the Leases and the Mexican Premises is in full force and effect and Seller holds a valid and existing leasehold interest under each of the Leases. Seller is not in default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of the Leases, and no other party to the Leases has the right to terminate or accelerate performance under or otherwise modify any of the Leases, provided, however, Seller is making no representation or warranty concerning the assignment of the Leases to Purchaser in connection with the transaction contemplated hereby (or any default thereunder in connection with such assignment). To Seller's knowledge, no lessor under any of the Leas-es is in default under any of such Leases in its duties to the lessee.

                  (b) Except as set forth on Schedule 3.7(b) hereto, to the knowledge of Seller, the buildings, plants, facilities, fixtures, structures and improvements on the Leased Premises and Mexican Premises are in good operating condition and repair (normal wear and tear excepted).

         3.8 Personal Property. Set forth on Schedule 3.8(a) hereto are the Equipment and Vehicles used or held for use in connection with the Business. Set forth on Schedule 3.8(b) hereto is a description of the Tooling used in connection with the Business. Except as disclosed on Schedule 3.7(b) hereto, all of the tangible assets (whether owned or leased) included in the Purchased Assets (a) are suitable for the purposes for which such assets are presently used in the Business, and (b) have been maintained and are in good operating condition and repair (normal wear and tear excepted).

         3.9 Inventories. All of the Inventory, whether spare parts, finished goods, work in process, raw materials or supplies, was produced or acquired by Seller in the ordinary course of the Business and, except for inventory set forth on Schedule 3.9, is of a quality and type which has been used or sold in the ordinary course of the Business during the twelve months ended on the date hereof. All Inventories of Seller are fairly reflected in the inventory accounts of the Interim Balance Sheet valued on a first-in, first-out basis consistent with past practice. Inventories, net of reserves, on the Closing Schedule will be as set forth in Section 2.5(b).

         3.10 No Third Party Options. There are no agreements, options, commitments or rights with, of or to any Person (other than Purchaser) to acquire any of Seller's assets, properties or rights or shares except for those Contracts entered into for the sale of Inventories in the ordinary course of the Business, consistent with past practice.

         3.11 Intellectual Property. Schedule 3.11 hereto includes a true and complete list as of the date of this Agreement, of all of the patents, patent applications, trade names, trademark registrations, trademark applications, copyright registrations, copyright applications and licenses therefor included in the Intellectual Property and used in the conduct of the Business.

                  (a) Except as disclosed on Schedule 3.11(a) hereto and except for consumer off-the-shelf software used in the Business, all of the Intellectual Property is owned by Seller, free and clear of all Liens (other than Permitted Exceptions), is valid and enforceable and is not subject to any license, royalty or other agreement, and Seller has not granted any license or agreed to pay or receive any royalty in respect of any of such Intellectual Property. All registration and maintenance fees that have become due and payable to any Governmental Authority with respect to any Intellectual Property set forth on Schedule 3.11 hereto have been paid and no act or omission has occurred to cancel, impair, dedicate to the public or entitle any Governmental Authority to cancel, modify, forfeit or hold abandoned any such Intellectual Property except for any of the foregoing which is not reasonably likely to cause a Material Adverse Change. Except as set forth on
         Schedule 3.11(a), Seller owns or possesses, and Seller will transfer to the Purchaser at the Closing valid and enforceable rights, or, in the case of applications pending, adequate rights to, all Intellectual Property necessary to conduct the Business as presently conducted.

                  (b) Except as set forth on Schedule 3.11(b) hereto, the products manufactured or sold by Seller and any process, method, part, design, material or other Intellectual Property it employs, and the marketing and use by Seller of any such product, service or other intellectual property, do not infringe any Intellectual Property or confidential or proprietary rights of another and Seller has not received any notice contesting its right to use the Intellectual Property. To the knowledge of Seller and Parent, except as set forth on Schedule 3.11(b) hereto, no products manufactured or activities conducted by any other Person infringe on the Intellectual Property.

         3.12 Contracts.

                  (a) Schedule 3.12 hereto lists, as of the date hereof, all the Contracts and arrangements of the following types to which Seller is a party, by which it is bound, or to which any of its assets or properties is subject:

                           (i)  any labor agreement;

                           (ii) any Contract or arrangement of any kind with
                  any employee, officer, director or stockholder of Seller or any of the Affiliates of such individuals, or any Contract or other arrangement of any kind with Parent or any Affiliate of Parent;

                           (iii) any Contract or arrangement with a sales
                  representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person (other than purchase and sales orders and other Contracts of a type listed in clause (iv) below);

                           (iv) any Contract or arrangement of any nature
                  having an aggregate value in excess of $50,000 or not terminable on notice of thirty (30) days or less;

                           (v) any indenture, credit agreement, loan agreements
                  note, mortgage, security agreement, letter of credit, loan commitment, guaranty, repurchase agreement or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing, pledging of assets or guarantying the obligations of any Person;

                           (vi) any Contract or arrangement involving Seller as
                  a participant in a partnership, joint venture or other cooperative undertaking;

                           (vii) any Contract or arrangement involving any
                  restrictions on Seller with respect to the geographical area of operations or scope or type of business of Seller;

                           (viii) any power of attorney or agency agreement or
                  arrangement pursuant to which a Person is granted the authority to act for or on behalf of Seller, or Seller is granted the authority to act for or on behalf of any Person;

                           (ix) any Contract granting to any Person a right at
                  such Person's option to purchase or acquire any asset (other than Inventory in the ordinary course of the Business) or property of Seller (or interest therein);

                           (x) any Contract for capital improvements or
                  expenditures in excess of $50,000 individually or $100,000 in the aggregate;

                           (xi) any Contract for which the full performance
                  thereof may extend beyond sixty (60) days from the date of this Agreement (other than purchase and sales orders in the ordinary course of the Business);

                           (xii) any Contract not made in the ordinary course
                  of the Business which is to be performed in whole or in part at or after the date of this Agreement other than the Contracts described on Schedule 3.14 hereto;

                           (xiii)  the Mexican Agreement;

                           (xiv) any Contract or arrangement relating to
                  management support, facilities support or similar arrangement; and

                           (xv) any Contract whereby any Person agrees (A) not
                  to compete with Seller or (B) to maintain the confidentiality of any information of Seller.

                  (b) All of the Material Contracts are in full force and effect and constitute the legal, valid and binding obligations of Seller and, to the knowledge of Seller, the other parties thereto. All of the Material Contracts are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies. No termination notice has been delivered by any party to a Material Contract to any other party to such Material Contract with respect to such Material Contract. Seller has delivered to Purchaser true and complete copies of each written Material Contract and a complete and accurate written description of any Material Contract not reduced to writing. Notwithstanding anything to the contrary in this Section 3.12, accounts receivable and product warranties shall be deemed not to be Material Contracts or Contracts for purposes of this Section
         3.12. Except as set forth on Schedule 3.12(b) hereto, since the date of the Interim Balance Sheet, Seller has not entered into any Contract other than in the ordinary course of the Business, consistent with past practice.

         3.13 Permits. Schedule 3.13 hereto is an accurate and complete list as of the date hereof of all Permits held by Seller and used in the Business. Except for such Permits, to Seller's knowledge, there are no permits, licenses, consents or authorizations, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business. Seller is in full compliance in all material respects with all requirements and limitations under such Permits. No employee, officer, director or Affiliate of Seller owns or has any interest in any such Permit.

         3.14 Insurance. Schedule 3.14 hereto contains an accurate and complete list as of the date hereof of all policies, currently in force, of fire, liability, worker's compensation, public and product liability, title and other forms of insurance owned, held by or applicable to Seller, its assets or the Business. Seller has heretofore delivered to Purchaser an accurate summary description of all such policies, including all occurrence-based policies applicable to Seller or the Business for all periods prior to the Closing Date. All such policies are in full force and effect.

         3.15 Employee Benefit Plans and Employment Agreements. The following terms, as used herein, have the following meanings:

                  "BENEFIT ARRANGEMENT" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), worker's compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

                  "EMPLOYEE PENSION BENEFIT PLAN" means each "employee pension benefit plan" as that term is defined in Section 3(2) of ERISA, that is an Employee Plan, as defined below.

                  "EMPLOYEE PLAN" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

                  "ERISA" means the Employee Retirement Income
         Security Act of 1974, as amended.

                  "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under
         Section 414 of the Code.

                  "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                  (a) ERISA Representations. Seller hereby represents and warrants to Purchaser that Schedule 3.15(a) hereto lists each Employee Plan and each Benefit Arrangement that covers any employee or former employee of Seller and copies or descriptions of all of which have previously been furnished or made available to Purchaser. With respect to each Employee Plan, Seller has provided an accurate summary description of such plan. With respect to the Meridian Sports Incorporated Retirement Incentive Savings Plan (the "PARENT SAVINGS PLAN"), Seller has also provided to Purchaser the most recently filed Form 5500 and Internal Revenue Service determination letter.

                  (b) With respect to the Parent Savings Plan, except as set forth on Schedule 3.15(b) hereto:

                           (i) the Parent Savings Plan is intended to be tax
                  qualified under Section 401(a) and 501(a) of the Code, complies and has been administered in form and in operation in all material respects with all applicable requirements of law, including Sections 401(a) and

                  501(a) of the Code, and no event has occurred which is reasonably expected to cause the Parent Savings Plan to fail to so comply with such requirements;

                           (ii) there are no material actions, suits or claims
                  (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened involving the Parent Savings Plan or the assets thereof and Seller has no knowledge of any facts which are reasonably expected to give rise to any such actions, suits or claims (other than routine claims for benefits); and

                           (iii) no "prohibited transaction" as defined in
                  Section 406 of ERISA or Section 4975 of the Code has occurred.

                  (c) With respect to each of the Employee Plans or Benefit Arrangements, as applicable:

                           (i) no material tax under Section 4980B of the Code
                  has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code; and

                           (ii) all contributions and payments accrued under
                  the Parent Savings Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected on the Final Balance Sheet or (ii) retained by Seller.

                  (d) With respect to each of Seller's Employee Plans which is either a Multiemployer Plan or a plan subject to Title IV of ERISA:

                           (i) no accumulated funding deficiency, whether or
                  not waived, exists with respect to any such Employee Plan;
                  and

                           (ii) Seller has not incurred nor reasonably expects
                  to incur any liability under such Employee Plans which could become a liability of Purchaser.

         3.16 Employees. Schedule 3.16 hereof contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding two (2) years for each director and officer of Seller and each employee of Seller who has an annual base salary of $75,000 or more. Except as disclosed on Schedule 3.16 hereof, there is no, and during the past two (2) years there has been no, labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing or proceeding, or other labor difficulty actually pending or, to the knowledge of Seller, threatened against or involving Seller. Seller is not a party to any collective bargaining agreement and no such agreement determines the terms and conditions of the employment of employees of Seller. No collective bargaining agent has been certified as a representative of any employees of Seller and no representation campaign or election is now in progress with respect to any employees of Seller. As of August 31, 1997, Seller had approximately 69 full-time employees and approximately 1 temporary employee not including Mexican employees of North American Product Sharing, Inc. No employee subject to an employment contract listed on Schedule 3.15(a) hereto serves, or has served within the past two (2) years, as an officer, director, employee or agent of any Affiliate of Seller. Except as set forth on Schedule
3.16 hereto, Seller has not received notice that any of its executive employees intends to terminate his employment with Seller or would not be willing to work for Purchaser. Schedule 3.16 sets forth a list of employees of the Seller who are on disability leave or on temporary lay-off with rights to recall.

         3.17 Taxes.

                  (a) Except for current Taxes not due and payable through the Closing (such Taxes to be paid when due by Seller), Seller has paid to, and where necessary collected or withheld and remitted to, the proper Governmental Authority all Taxes related to taxable periods or portions thereof ending on the Closing Date (including governmental charges, assessments and required contributions of Seller with respect to the Business) that may result in the filing of a Lien on the Purchased Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such Taxes.

                  (b) The federal and state income tax returns of Seller have been audited by the Internal Revenue

Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.17(b), and Seller has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Seller. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  (c) Except as set forth in Schedule 3.17(c), since 1993, Seller has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or
Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to any agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

         3.18 No Defaults or Violations. Except as disclosed on Schedule 3.18 hereto:

                  (a) Seller is not in breach or default under the terms of any Material Contract to which it is a party or by which it is bound, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a breach or default by Seller under any such Material Contract, and, to the knowledge of Seller, no other party to any such Material Contract is in breach or default under any such Material Contract.

                  (b) Except for environmental matters (which are covered by Section 3.19 hereof), Seller is in compliance in all material respects with, and no material violation exists under, any Laws applicable to Seller or the Business, and Seller is not aware that any event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a material violation under any such Law.

                  (c) No notice from any Governmental Authority has been received within the past two years claiming any material violation of any Law or requiring any material work, construction or expenditure, or asserting any Tax, assessment or penalty, with respect to Seller. Schedule 3.18 hereto sets forth a description of any uncompleted improvement program required by any Governmental Authority with respect to the Leased Premises.

         3.19 Environmental Matters. Except as disclosed on Schedule 3.19 hereto:

                  (a) Seller has not used or stored any, and there are no, Hazardous Substances in, on, at, under, emanating from or migrating onto the Leased Premises except for substances which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits). There is not now at the Leased Premises any (i) underground storage tank or surface impoundments,
         (ii) asbestos-containing materials or (iii) polychlorinated biphenyls, except in compliance with applicable Environmental Laws.

                  (b) No notice has been received from any Governmental Authority or any other Person that Seller is responsible (or potentially responsible) for any Remedial Action at any location or that the Leased Premises is required or may be required to be subject to Remedial Action. Included within the Permits are all Environmental Permits necessary for the operation of the Business as presently operated. There is no (i) civil, criminal or administrative claim, suit, proceeding or investigation (including a request for information) pending or, to the knowledge of Seller, threatened with respect to the Business or the Leased Premises relating in any way to any Environmental Laws or Environmental Permits and Seller does not know of any fact or circumstance which would give rise to any such claim, suit, proceeding or investigation, or (ii) outstanding written orders or Contracts with any Governmental Authority relating in any way to Environmental Laws or Environmental Permits. Seller has timely filed all reports and notifications required to be filed with respect to, and obtained and maintained all Environmental Permits required for, the Leased Premises, all improvements on the foregoing and all operations conducted therein, and has generated and maintained all required reports, filings, records and data under all applicable Environmental Laws, and all operations conducted therein are in compliance with such Environmental Laws.

                  (c) No condition has existed or event, act or omission has occurred with respect to the Leased Premises that could, with or without notice, passage of time or both, give rise to any present or future liability with respect to the Leased Premises pursuant to any Environmental Law.

         3.20 Litigation; Product Liabilities.

                  (a) Except as disclosed on Schedule 3.20(a) hereto, as of the Closing Date, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders in their capacity as such, or any of its properties or businesses. There are no facts or circumstances which may give rise to any of the foregoing. Except as set forth on
         Schedule 3.20(a) hereto, all of the proceedings pending or threatened against Seller are covered by insurance policies and are being defended by Seller, subject to such deductibles, self-insured retention or similar arrangements as are set forth in such policies.
         Schedule 3.20(a) hereto is a complete and accurate list as of the date hereof of all pending actions asserted by Seller. Except as disclosed on Schedule 3.20(a) hereto, Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller has any continuing obligation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller or Parent, threatened by or against Seller or Parent relating to this Agreement or the transactions contemplated hereby or thereby.

                  (b) Schedule 3.20(a) hereto sets forth a summary of all product liability claims currently pending or, to the knowledge of Seller, threatened against Seller. There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. Except as set forth on Schedule 3.20(a), none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Seller's or Parent's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with any and all governmental standards and specifications currently applicable to the Products when manufactured and have received any and all governmental approvals necessary to allow their sale and use. As used in this
         Section 3.20, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Seller or by any predecessor of Seller under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller.

         3.21 Intentionally omitted

         3.22 Related Parties. Except as disclosed on Schedule 3.22 hereto, neither Parent nor any of its Affiliates have or claim to have any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, Seller. Schedule 3.22 hereto contains a complete and accurate description as of the date hereof of all such Persons, interests, arrangements and other matters.

         3.23 Intercompany Services and Transactions. Schedule 3.23 hereto contains a complete and accurate list, as of the date hereof, of all agreements or arrangements (whether written or unwritten) relating to all intercompany services and a complete and accurate description of transactions existing between Seller and any of its Affiliates during the past two (2) years.

         3.24 Product Warranties. Schedule 3.24 hereto sets forth copies of all product warranties issued for Seller's products sold during the past two (2) years.

         3.25 Brokers. Neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Parent, Seller or any of their respective Affiliates in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Parent and Seller, as of the date of this Agreement and as of the Closing Date (such representations and warranties being remade on the Closing Date), as follows:

         4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

         4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary corporate action. Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally or (b) equitable limitations on the availability of specific remedies.

         4.3 Consents and Approvals. No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby, other than (a) [intentionally omitted], (b) as required by applicable requirements of the SEC and (c) filings and consents that may be required under any environmental, health or safety law or regulation necessitated by the transactions contemplated herein. The execution, delivery and performance by Purchaser of this Agreement does not and will not (i) violate or conflict with, result in a breach or termination of, constitute a default under or permit cancellation of any material contract to which Purchaser is a party or to which any of its assets is subject, or (ii) violate or conflict with any provision of Purchaser's Certificate of Incorporation or By-laws.

                                   ARTICLE V
                                   COVENANTS

         5.1 Noncompetition; Confidentiality.

                  (a) In order to induce Purchaser to enter into this Agreement, each of Parent and Seller expressly covenants and agrees that for a period of three (3) years from and after the Closing Date, neither Seller, Parent, nor, in the case of clauses (i) or (ii), any of their respective Subsidiaries (for so long as they remain Subsidiaries) will directly or indirectly, without the prior express written consent of Purchaser, (i) own, manage, operate, join, control, consult with or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which is engaged in the Business, wholly or partly, in Canada, Mexico, the United States, Europe or Asia, (ii) disturb or attempt to disturb any business relationship between any third party and Purchaser or any of its Affiliates in connection with the Business, or (iii) solicit, hire or encourage any officer or employee employed by the Business to leave the employ or retention of the Business. Nothing in Section 5.1(a)(i) or (ii) above shall limit, prohibit or restrict (A) the operation of the respective businesses of the present Subsidiaries of Meridian Sports Incorporated other than Seller in substantially the same manner as such businesses are operated on the date hereof, provided, however, that neither Parent, Seller nor any of their Subsidiaries will engage in the manufacture or marketing of Buoyancy Compensators and (B) the bona fide arm's-length sale of products or provision of services, each in the ordinary course of business, to any non-affiliated Person engaged in the Business.

                  (b) Except to the extent expressly required by Law, Parent and Seller shall, and shall cause their Affiliates to, keep secret and confidential indefinitely all non-public information concerning Pur-chaser, the Business, the Intellectual Property and the Purchased Assets and not disclose the same, either directly or indirectly, to any other Person, or use the same in any way.

                  (c) Parent and Seller expressly agree that the remedies at law for any breach of the provisions of this Section 5.1 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond. To the extent that any part of this Section 5.1 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable. Parent and Seller acknowledge that Purchaser would not enter into this Agreement unless Parent and Seller agreed to the provisions of this Section 5.1.

         5.2 Exclusivity. Neither Parent, Seller, nor any of their respective directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, (a) take any action which would have the effect of preventing or impairing the performance by Parent or Seller of their obligations under this Agreement or (b) solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any information to, or participate in any discussions or negotiations with, any Person (other than Purchaser and its representatives) concerning (i) any merger, sale of assets (other than inventory in the ordinary course of business consistent with past practice), acquisition, business combination, change of control or other similar transaction involving Seller, (ii) any purchase or other acquisition by any Person of any shares of capital stock of Seller or
(iii) any debt financing involving Seller or any of its assets. Parent and Seller will promptly advise Purchaser of, and communicate to Purchaser in writing the terms and conditions of (and the identity of the Person making), any such inquiry, proposal or offer received.

         5.3 Use of Name. From and after the Closing Date, Parent, Seller, their respective Affiliates and any provider of services to Seller, Parent or their respective Affiliates will not directly or indirectly use in any manner any name, trade name, trademark, service mark or logo used by the Business or any word or logo that is similar in sound or appearance. Promptly after the Closing Date, Seller shall file an amendment to its Amended Articles of Incorporation changing its name to a name which does not resemble "Soniform" in any way.

         5.4 Product Liability.

                  (a) Seller is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or products-related services provided by Seller, to the extent that such claims for injury or damage are made on or before the second anniversary of the Closing Date.

                  (b) Purchaser is and shall be solely responsible for any and all claims for injury (including, without limitation, death) or claims for damage, direct or consequential, resulting from or connected with goods manufactured or sold or products-related services provided by Seller, to the extent that such claims for injury or damage are made after the second anniversary of the Closing Date.

         5.5 Employees and Employee Benefits.

                  (a) On or prior to the Closing Date, Purchaser shall offer employment to active employees of the Business other than the employees set forth on Schedule 5.5(a); provided that, subject to this
         Section 5.5, Purchaser may terminate at any time after the Closing Date the employment of any employee who accepts such offer. For purposes of this Section 5.5, the term "ACTIVE EMPLOYEE" shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date, but shall exclude any former employee or any other Person who has been on unauthorized leave of absence or who has terminated his or her employment, retired or died before the Closing Date. Any such offers shall be at such employee's current salary or wage levels and on such other terms and conditions substantially comparable to the terms and conditions of Seller's employment of such employees immediately prior to the Closing Date. The employees who accept and commence employment with Purchaser immediately follow-ing the Closing Date (or, if applicable, as provided above, the expiration of leave, completion of military service, etc.) are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES." Seller will not take any action that would impede, hinder, interfere or otherwise compete with Purchaser's effort to hire any Transferred Employees. Purchaser shall not assume responsibility for any Transferred Employee until such employee commences employment with Purchaser, which assumption shall be retroactive to the Closing.

                  (b) Except as expressly set forth herein, Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary or dependent thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued prior to the Closing Date by Transferred Employees under the Employee Plans and Benefit Arrangements, and neither Purchaser nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Purchaser or any of its Affiliates or to any plan of Purchaser or any of its Affiliates.

                  (c) With respect to the Transferred Employees (including any beneficiary or dependent thereof), except as otherwise assumed pursuant to Section 2.3 hereof or this Section 5.5, Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date. It is the intention of the parties that Purchaser shall not be obligated to provide COBRA coverage for any employee who does not become a Transferred Employee. Seller shall be solely responsible to provide COBRA coverage to the extent required by law.

                  (d) The Parent Savings Plan covers current and former employees of Parent and certain of its Affiliates, including the Seller. Effective as of the Closing Date, Parent shall amend the Parent Savings Plan to cease all accruals of benefits in respect of the Transferred Employees. As soon as practicable after the Closing Date, the account balances including earnings thereon through the date of transfer, of the Transferred Employees under the Parent Savings Plan, shall be transferred to a defined contribution plan of Purchaser (the "Purchaser Savings Plan"). Such transfer shall be effected in accordance with applicable law and regulations and Purchaser shall make or cause to be made, and Seller shall make or cause to be made, any required filings in connection therewith. Purchaser or one of its Affiliates may require, as a condition to the acceptance of any such transfer, evidence satisfactory to Purchaser of the qualified status of the Parent Savings Plan, including, without limitation, a copy of a favorable determination letter from the Internal Revenue Service (the "IRS") and an opinion of counsel that the Parent Savings Plan continues in form to remain qualified at all relevant times. In consideration of such transfer, Purchaser or one of its Affiliates shall assume liability for the payment of the Transferred Employees account balances to Transferred Employee under the Parent Savings Plan. Each of the parties hereto shall pay its own expenses in connection with such transfer. Neither Purchaser nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the 401(k) Plan, the same to be retained or assumed by Seller.

                  Purchaser and Parent agree that for the period from the Closing Date to the date of the actual transfer of assets provided for under this Section 5.5(d) (the "SAVINGS TRANSFER DATE"), the Parent Savings Plan shall be liable for any benefit payment that becomes due to a Transferred Employee under such plan, and that after the transfer of assets provided for under this Section 5.5(d), the Purchas-er Savings Plan shall be liable for any benefit payment that becomes due to any Transferred Employee. In the event that benefit payments are made when they become due from the Parent Savings Plan to a Transferred Employee under this Section 5.5(d), the amount of assets to be transferred from such plan shall be reduced by an amount equal to such benefit payment. For the period from the Closing Date to the Savings Transfer Date, the amount of such transfer shall be equitably adjusted to reflect gains or losses allocable to such amount (as determined by the actuary for the Parent Savings Plan in its sole discretion).

                  Upon the transfer of cash or such other assets provided hereunder, Parent shall have no further liability to the Transferred Employees or to the Purchaser in connection with the accrued benefits transferred.

                  (e) To the extent applicable, Transferred Employees (and their eligible dependents) shall be given credit under employee benefit plans, programs, policies and arrangements, including vacation pay plans, that are established or maintained by Purchaser for the benefit of Transferred Employees (the "PURCHASER'S PLANS") for their service with Seller (i) for purposes of eligibility to participate and vesting (but not benefit accrual (except for vacation pay, severance, other fringe benefits and the Purchaser Savings Plan)) to the extent such service was taken into account under a corresponding Seller's Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing conditions limitations and shall be given credit for amounts paid under a corresponding Seller's Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Purchaser.

                  (f) The parties hereto expressly acknowledge that Purchaser shall be obligated to pay all liabilities in respect of any Transferred Employee terminated for any reason on or after the Closing Date, including without limitation, any severance benefits triggered as a result of the transactions contem-plated under this Agreement, COBRA, any liability triggered under any unemployment compensation or other government-mandated benefits relating to the termination of any Transferred Employee's employment on or after the Closing Date, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988.

                  (g) To the extent requested by Purchaser in writing prior to the Closing Date, Seller agrees to use its best efforts to continue coverage to Transferred Employees under the Employee Plans and Benefit Arrangements that currently provide for fully insured welfare plan coverage for the period commencing on the Closing Date and ending on December 31, 1997 or until such earlier time as Purchaser or its designated Affiliate can assume responsibility for such insurance in an orderly manner. Purchaser shall pay all premium costs directly to the insurer and shall, upon 10 days notice, reimburse Seller for Seller's costs reasonably incurred in continuing to provide such insurance. Such continuation of insurance shall not affect the allocation of liabilities and obligations as set forth in this Section
         5.5. Purchaser shall use all reasonable efforts to arrange for such insurance coverage as promptly as possible in order to avoid using Seller's services under this section.

                  (h) Seller and Purchaser agree to take all actions reasonably necessary to accomplish the transactions contemplated by this Section 5.5.

                  (i) Except as provided in this Section 5.5, nothing in this Agreement shall limit or restrict in any way the rights of Purchaser to modify, amend, terminate or establish employee benefit plans, programs, policies or arrangements, in whole or in part, at any time after the Closing Date.

                  (j) All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Transferred Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

                  (k) Seller shall not discourage any employee from accepting employment with Purchaser.

                  (l) Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Transferred Employees paying over to the federal, state and city governments those amounts respectively withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Form W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Purchaser shall be responsible for all payroll and payroll tax obligations after the Closing Date for Transferred Employees.

         5.6 Access.

                  (a) From and after the Closing Date, Purchaser will permit Seller and Seller's representatives and agents to have reasonable access, at all reasonable times, to the books, accounts, records, properties, operations, facilities and personnel pertaining to the Business and will furnish Seller with such financial and operating data concerning the Business as Seller shall from time to time reasonably request in connection with, but not limited to (i) the preparation of any tax return, (ii) any audit or other investigation by any taxing authority or any required reports or submissions to governmental bodies with respect to Seller or the Business relating to periods prior to the Closing Date, (iii) any third party claims and investigations and insurance relating thereto and (iv) the preparation of the Closing Schedule.

                  (b) From and after the Closing Date, Seller will make available to Purchaser and Purchaser's representatives and agents all books and records of Seller to the extent related to the Excluded Assets or the Seller's Liabilities as may be reasonably requested by Purchaser in connection with the preparation of financial statements relating to the Business. In addition, at Purchaser's request and at its sole cost and expense, Seller will use its best efforts to cause Seller's Auditors to provide Purchaser with information or material regarding the Business, including, but not limited to, financial statements, trial balances or other accounting records relating to the Business, reasonably requested from Seller's Auditors by Purchaser.

         5.7 Production of Witnesses and Individuals.

                  (a) From and after the Closing Date, Purchaser shall use reasonable efforts to make available to Seller, upon written request and upon reasonable notice, the employees of the Business for fact finding, consultation and interviews and, if required, as witnesses, in each case to the extent that any such person may reasonably be required in connection with any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation in which Seller may from time to time be involved relating to the Business, Seller's Liabilities or the Excluded Assets. Seller agrees to reimburse Purchaser for all reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by Purchaser in connection with providing employees pursuant to this Section 5.7.

                  (b) From and after the Closing Date, Parent and Seller shall use reasonable efforts to make available to Purchaser, upon written request and upon reasonable notice, the employees of Parent or Seller for fact finding, consultation and interviews and, if required, as witnesses to the extent that any such person may reasonably be required in connection with any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation in which Purchaser may from time to time be involved relating to the Business, the Assumed Liabilities or the Purchased Assets. Purchaser agrees to reimburse Parent for all reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by Parent or Seller in connection with provided employees pursuant to this Section 5.7.

         5.8 Environmental Matters. Purchaser shall provide Seller with notice of any Seller's Environmental Obligation within thirty (30) days of Purchaser's receipt of written notice of the facts giving rise to such liability, or, in the case of third-party claims, Purchaser's receipt of written notice from a third party of a claim with respect to a Seller's Environmental Obligation. The failure of Purchaser to give notice pursuant to this Section 5.8 shall not relieve the Seller of its obligations hereunder except to the extent Seller has been prejudiced thereby.

         5.9 Accounts Receivable. No later than fifteen (15) days after the Closing Date, Purchaser will furnish to Seller an aging report of all Receivables reflecting for each account the name of the customer, the age and outstanding balance as of the Closing Date and any underlying detail comprising the outstanding balance as of the Closing Date. Purchaser shall, for a period of 90 days following the Closing Date, collect the Receivables. Purchaser covenants and agrees to use its normal collection practices in the ordinary course of business to collect the Receivables. Purchaser does not guarantee collection of such Receivables. Purchaser shall apply any and all amounts received from each account debtor in accordance with the instructions of the account debtor, or if none is given then to the repayment of outstanding accounts receivable existing as of the time of this Agreement, unless the customer has directed Purchaser not so to apply such amount because it has a bona fide claim that such Receivables existing on the Closing Date is not payable by it. Notwithstanding the foregoing, the application of payments received by Purchaser shall be applied to the Receivables and remitted to Seller on a first-in, first-out basis except to the extent that a bona fide dispute exists with respect to such Receivables. To the extent that deducts are taken by customers in respect of liabilities assumed by Purchaser, Purchaser shall reimburse Seller for such deducts when remittances are made. Purchaser shall remit to Seller all such Receivables collected on a bi-weekly basis except that to the extent that there is in excess of $10,000 to be paid at the end of any week such amount shall be remitted at the end of such week. Any Receivables not collected by Purchaser in the 90 day period shall then be transferred to Seller.

                                   ARTICLE VI
                                INDEMNIFICATION

         6.1 Survival. The representations and warranties of the parties in this Agreement or in any document delivered pursuant hereto shall survive the Closing until eighteen (18) months after the Closing Date, provided, however, that such time limitation shall not apply to the representations and warranties set forth in (a) Section 3.6 hereof (such representations and warranties to survive forever), (b) Section 3.17 hereof (such representations and warranties to survive until the applicable statute of limitations) and (c) Section 3.19 hereof (such representations and warranties to survive until five (5) years after the Closing Date). After the end of the relevant survival period specified above, Seller's and Parent's obligations to Purchaser and its Affiliates under this Article VI with respect to such representations and warranties shall expire and terminate. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify Seller against the Assumed Liabilities shall survive forever and the obligation of Seller and Parent to indemnify Purchaser against the Seller's Liabilities shall survive forever.

         6.2 Indemnification by Parent and Seller. Parent and Seller jointly and severally agree to indemnify, defend and hold harmless each of the Purchaser and its Affiliates against any Losses relating to or arising out of:

                  (a) any breach of any representation or warranty made by Parent or Seller in this Agreement or any document delivered to Purchaser at the Closing pursuant to this Agreement, provided, however, that neither Parent nor Seller shall have any liability under this Section 6.2(a) with respect to breaches of such representations and warranties until the Losses arising out of such breaches equal or exceed $100,000 (the "THRESHOLD") in the aggregate, at which point Purchaser shall be entitled to recover all Losses in full for all breaches of representations and warranties, provided, further, that no Loss which is less than $5,000 shall be considered in determining whether the Threshold has been met, provided, further, that (i) Losses arising out of any breaches of the representations and warranties set forth at Sections 3.6, 3.17, and 3.19 hereof shall be fully indemnified and not subject to the Threshold except that no Loss under
         Section 3.19 shall be indemnified to the extent that the amount of such Loss is $1,000 or less, and (ii) Seller shall have no indemnification obligation pursuant to this Section 6.2(a) for Losses in excess of $2 million in the aggregate, provided that the foregoing limitation shall not apply to Losses arising out of any breaches of the representations and warranties set forth at Sections 3.6, 3.17 and
         3.19 hereof;

                  (b) any breach of any covenant made by Parent or Seller in this Agreement or any document delivered to Purchaser at the Closing pursuant to this Agreement;

                  (c) the bulk sales Laws of any jurisdiction applicable to the transactions contemplated herein, and any Laws of any jurisdiction imposing liability on Purchaser for Seller's Taxes, including the failure to comply with any such Laws;

                  (d) Seller's Liabilities, including any Remedial Action taken by Purchaser with respect to Pre-Seller's Environmental Obligations; and

                  (e) any damage to any Purchased Assets relating to the removal of any Excluded Assets from the Leased Premises.

                  (f) any Loss or claim which is or relates to Seller's Liabilities.

         6.3 Indemnification by Purchaser. Purchaser agrees to indemnify, defend and hold harmless Parent and Seller and each of their respective Affiliates against any Losses relating to or arising out of:

                  (a) any breach of any representation or warranty made by Purchaser in this Agreement or any document delivered to Seller at the Closing pursuant to this Agreement, provided, however, that Purchaser shall have no liability under this Section 6.3(a) with respect to breaches of such representations and warranties until the Losses arising out of such breaches equal or exceed $100,000 in the aggregate, at which point Parent and Seller shall be entitled to recover all Losses in full for all breaches or representations and warranties, provided, further, that no Loss which is less than $5,000 shall be considered in determining whether the Threshold has been met, provided, further, that Purchaser shall have no indemnification obligation pursuant to this Section 6.3(a) for Losses in excess of $2 million in the aggregate;

                  (b) any breach of any covenant made by Purchaser in this Agreement or any document delivered to Seller at the Closing pursuant to this Agreement; and

                  (c) any Assumed Liability.

         6.4 Claims. The provisions of this Section shall be subject to Section
6.5 below. As soon as is reasonably practicable after becoming aware of a claim for which indemnification may be sought under this Agreement (including a claim or suit by a third party) the indemnified Person shall give notice to the indemnifying

Person of such claim. The failure of the indemnified Person to give notice shall not relieve the indemnifying Person of its obligations under this Article VI except to the extent that the indemnifying Person shall have been prejudiced thereby. If the indemnifying Person does not object in writing to such indemnification claim within 60 calendar days of receiving notice thereof, the indemnified Person shall be entitled to recover from the indemnifying Person the amount of such claim, and no later objection by the indemnifying Person shall be permitted. If the indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the indemnifying Person shall promptly pay to the indemnified Person the lesser amount, without prejudice to the indemnified Person's claim for the difference. Upon receipt of an indemnification notice pursuant to this
Section 6.4 of a claim requiring Remedial Action, the indemnifying party shall have the right to assume the management and control of such Remedial Action. All such management and control actions taken shall be subject to the approval of Purchaser which shall not be unreasonably withheld. In addition, following the Closing, Purchaser agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action, proceeding, investigation or audit with respect to any Tax Return for any period or portion thereof ending on or before the Closing Date, and shall cooperate fully in any such action by, among other things, providing access as set forth in Section
5.6 and taking such other actions as may be reasonably necessary or helpful for the defense against the assertions of any taxing authority as to any consolidated, combined or separate Tax Return for such periods.

         6.5 Third Party Claims; Assumption of Defense. The indemnifying Person may, at its own expense, (a) defend, contest or otherwise protect the indemnified party against any claim, suit, action or proceeding and (b) upon notice to the indemnified Person, and the indemnifying Person's delivering to the indemnified Person a written agreement that the indemnified Person is entitled to indemnification pursuant to Section 6.2 or 6.3 above for all Losses arising out of such claim, suit, action or proceeding and that the indemnifying Person shall be liable for the entire amount of any Loss, may at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof and, in the event of a claim requiring Remedial Action, assume the management and control of such Remedial Action (any actions taken in the course of such management and control shall be subject to the approval of Purchaser which shall not be unreasonably withheld); provided, however, that (i) the indemnifying Person's counsel is reasonably satisfactory to the indemnified Person, and (ii) the indemnifying Person shall thereafter consult with the indemnified Person upon the indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Person assumes such defense, the indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Person. If representation by the indemnifying Person's counsel of both the indemnifying Person and the indemnified Person would present such counsel with a conflict of interest, then such indemnified Person may employ separate counsel reasonably satisfactory to the indemnifying Person to represent or defend it in any such claim, action, suit or proceeding and the indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the indemnifying Person chooses to assume the defense of any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. Any settlement or compromise made or caused to be made by the indemnified Person or the indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in this
Section 6.5 shall also be binding upon the indemnifying Person or the indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnifying Person shall not be permitted to settle or compromise any claim, suit, action or proceeding without obtaining the prior written consent of the indemnified Person, which shall not be unreasonably withheld or delayed; provided, however, in the event that the settlement offer will result in the indemnified Person having no losses (monetary or otherwise) or continuing obligations with respect to the claim, suit, action or proceeding, the indemnifying Person shall be permitted to settle or compromise such claim, suit, action or proceeding without the prior written consent of the indemnified Person.

         6.6 Payment. The Indemnifying Person shall promptly pay the Indemnified Person any amounts due hereunder after receipt of satisfactory documentation.

         6.7 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Parent or Seller made pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

         6.8 Indemnification for Environmental Matters. Without limiting the generality of the foregoing, Parent and Seller each, jointly and severally agree to indemnify, reimburse, hold harmless and defend Purchaser for, from and against all Losses asserted against or imposed on Purchaser in connection with Hazardous Substances at the Leased Premises that is not related to Purchaser's activities on the Leased Premises.

                                  ARTICLE VII
                                 MISCELLANEOUS

         7.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Purchaser shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed in connection with the transfer of the Purchased Assets, provided, that Seller shall promptly reimburse Purchaser for one-half of all such taxes and fees upon request therefor.

         7.2 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

         7.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  (a)      If to Parent or Seller,
                             addressed as follows:

                           Meridian Sports Incorporated
                           625 Madison Avenue, 12th Floor
                           New York, New York  10022
                           Attention:  General Counsel
                           Facsimile No.:  (212) 572-5056

                           with a copy to:

                           Meridian Sports Incorporated
                           38 East 63rd Street
                           New York, New York 10021
                           Attention:  J. Eric Hanson
                           Facsimile No.:  212-572-8514

                  (b)      If to Purchaser, addressed as follows:

                           Johnson Worldwide Associates, Inc.
                           1326 Willow Road
                           Sturtevant, Wisconsin  53177
                           Attention:  Carl Schmidt
                           Facsimile No.:  414-884-1704

                           with a copy to:

                           Foley & Lardner
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202
                           Attention:  James F. Stern
                           Facsimile No.:  414-297-4900

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         7.4 Waivers. The failure of a party to require performance of any provision shall not affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto, unless such breach or inaccuracy was waived in accordance with the second sentence of this Section 7.5.

         7.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.6 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitations" respectively. If any representation or warranty is qualified by knowledge, the party making such representation or warranty hereby confirms that it has made a diligent inquiry into the matter addressed by the representation or warranty. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         7.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         7.8 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         7.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer rights upon any other Person.

         7.10 Publicity. The parties shall cooperate on the form, content, timing and manner of any press release or releases issued in respect of this Agreement. Nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such transactions.

         7.11 Further Assurances. Upon the request of Purchaser, Parent and Seller will, on and after the Closing Date, execute and deliver to Purchaser such other documents, further releases, assignments and other instruments as may be required or deemed appropriate by Purchaser and Seller to effect or evidence transfer and assignment to Purchaser of all or any of the Purchased Assets and to otherwise carry out the purposes of this Agreement. At the request of Seller or Parent, the Purchaser will, on or after the Closing Date, execute and deliver such other documents, further releases, assignments and other instruments as may be required or deemed appropriate by Seller in order effectively to assume from Seller all of the Assumed Liabilities, to confirm Seller's right, title and interest in and to the Excluded Assets and to otherwise carry out the purposes of this Agreement. To the extent requested in writing, Purchaser shall, at Seller's cost and expense, provide Seller with copies of records relating to the Purchased Assets related to the period prior to Closing.

         7.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         7.13 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         7.14 Liability of Parent and Seller. Whenever this Agreement requires Seller or Parent to take any action, such requirement will be deemed to include an undertaking on the part of each of Parent and Seller. Parent and Seller shall be jointly and severally liable for all of the obligations to be performed by any of them under this Agreement and any representation or warranty made by any of them.

         7.15 Allocation of Taxes. Real, personal and intangible property Taxes for any portion of a taxable year or period that begins before and ends after the Closing Date shall be apportioned between Seller and Purchaser in accordance with the principles set forth in Section 164(d) of the Code.

         7.16 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser may assign this Agreement or any of its rights hereunder to any of its direct or indirect wholly owned subsidiaries. In the event of such assignment, Purchaser shall be responsible for all obligations of such subsidiary and shall continue to be bound in all respects by the provisions hereof. Neither Seller nor Parent may assign this Agreement without the written consent of Purchaser.

         7.17 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.

                                    * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                       JOHNSON WORLDWIDE ASSOCIATES, INC.

                                       By: /s/ Carl G. Schmidt
                                           -------------------------------
                                           Name: Carl G. Schmidt
                                           Title: Senior VP and CFO

                                       SONIFORM, INC.

                                       By: /s/ Thomas E. Kohut
                                           -------------------------------
                                           Thomas E. Kohut
                                           Vice President

                                       MERIDIAN SPORTS INCORPORATED

                                       By: /s/ Thomas E. Kohut
                                           -------------------------------
                                           Thomas E. Kohut
                                           Vice President and Controller